Exhibit 5 (Opinion Regarding Legality)

                       Lincoln National Corporation
                           200 East Berry Street
                        Fort Wayne, Indiana  46802



March 16, 1995

Securities and Exchange Commission
Division of Corporation Finance
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549


Re: Lincoln National Corporation 1993 Stock Plan for Non-Employee Directors ("Plan")

Ladies and Gentlemen:

I have acted as counsel for Lincoln National Corporation, an Indiana corporation ("Issuer"), in connection with the registration of 150,000 shares of the Issuer's Common Stock, together with an indeterminate amount of plan interest to be offered pursuant to the Plan.

At the request of the Management of Lincoln National Corporation, I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below.

In order to participate in the Plan, directors will elect to defer compensation. However, the Plan will be unfunded. The phantom share units of Lincoln National Corporation Common Stock being registered by this Registration Statement will consist of accounting entries which mirror the activity of that stock. Participants will be unsecured creditors of LNC and its subsidiaries with respect to their accounts under the Plan.

To the extent that the deferral by participants of their compensation may be deemed to payment for the phantom share units as contemplated by Form S-8, in my opinion upon deferral of compensation for those units, the units will be legally issued, fully paid, and non-assessable. In addition, the shares of Lincoln National Corporation Common Stock to be issued upon conversion of the phantom share units at the election of participants will upon issuance be legally issued, fully paid and non-assessable. Further, the shares of Lincoln National Corporation Common Stock to be issued by the Plan as Restricted Stock Awards will upon issuance be legally issued, fully paid and non-assessable.

I hereby consent to the conclusion of this opinion as an exhibit to this Registration Statement on Form S-8.

Sincerely,

/S/DENNIS L. SCHOFF

Dennis L. Schoff
Assistant General Counsel